JOINT FILING AND SOLICITATION AGREEMENT
This Agreement (this "Agreement") is made and entered into as of January 31, 2017, by and among (i) Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. (together, "Elliott"), (ii) Christopher L. Ayers, (iii) Elmer L. Doty, (iv) Charles M. Hall, (v) Bernd F. Kessler and (vi) Patrice E. Merrin (each of the foregoing a "Party", and collectively, the "Parties" or the "Group").
WHEREAS, certain of the undersigned are shareholders, direct or beneficial, of Arconic Inc., a Pennsylvania corporation (the "Company");
WHEREAS, the Parties desire to form the Group for the purpose of (i) seeking representation on the Board of Directors of the Company (the "Board") at the 2017 annual meeting of shareholders of the Company (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the "Annual Meeting"), (ii) soliciting proxies for the election of the persons nominated by Elliott to the Board at the Annual Meeting, (iii) taking all other action necessary to achieve the foregoing and (iv) taking any other actions the Group determines to undertake in connection with their respective investment in the Company (collectively, the "Purposes").
NOW, IT IS AGREED, this 31st day of January 2017 by the Parties hereto:
1. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each of the undersigned agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law.  Each member of the Group shall be responsible for the accuracy and completeness of its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members of the Group, unless such member knows or has reason to know that such information is inaccurate.
2. So long as this Agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP ("Olshan") and Willkie Farr & Gallagher LLP ("Willkie"), such notice to be given no later than 24 hours after each such transaction, of (i) any of their purchases or sales of securities of the Company, or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership; provided, however, that each Party other than Elliott agrees not to purchase or sell securities of the Company or otherwise increase or decrease its economic exposure to or beneficial ownership over the securities of the Company prior to the date of the Annual Meeting. For purposes of this Agreement, the term "beneficial ownership" shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.
3. Each of the undersigned agrees to form the Group for the Purposes described above.
4. Elliott shall have the right to pre-approve all expenses incurred in connection with the Group's activities and agrees to pay directly all such pre-approved expenses.
5. Each of the Parties hereto agrees that any filing with the Securities and Exchange Commission, press release or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group's activities set forth in Section 3 shall be first approved by Elliott, or its representatives, which approval shall not be unreasonably withheld.

6. The relationship of the Parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any Party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any Party's right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws and the provisions of this Agreement.
7. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.
8. This Agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the Parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.
9. Any Party hereto may terminate its membership in the Group, and its rights and obligations under this Agreement, on 24 hours' prior written notice to all other Parties, with a copy by fax to Steve Wolosky at Olshan, Fax No. (212) 451-2222, and Maurice M. Lefkort at Willkie, Fax No. (212) 728-9239.
10. Each Party acknowledges that Olshan and Willkie shall act as counsel for both the Group and Elliott and its affiliates relating to their investment in the Company.
11. Each of the undersigned hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.
[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.
ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P., as General Partner

By:	Braxton Associates, Inc., as General Partner

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott International Capital Advisors Inc., as Attorney-in-Fact

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

By:	/s/ Elliot Greenberg
	Name:	Elliot Greenberg
	Title:	Vice President

/s/ Christopher L. Ayers
CHRISTOPHER L. AYERS

/s/ Elmer L. Doty
ELMER L. DOTY

/s/ Charles M. Hall
CHARLES M. HALL

/s/ Bernd F. Kessler
BERND F. KESSLER

/Patrice E. Merrin
PATRICE E. MERRIN